ICC08 Form WQVULDW
                                           AMERICAN NATIONAL INSURANCE COMPANY
                                                     ONE MOODY PLAZA
                                               GALVESTON, TEXAS 77550-7999

                                            DISABILITY WAIVER OF PREMIUM RIDER

DATE OF ISSUE.  The Date of Issue of this rider will be the Date of Issue of the  Policy.  Any  benefit  provided  by this rider will be effective this rider's Date of Issue.

INSURED.  The Insured for this rider is the Policy's Insured.

BENEFIT.  We will pay the  Disability  Waiver  Benefit due on each Monthly  Deduction  Date after total  disability of the
Insured  begins and while it continues  during the  disability  waiver  period.  We must have received proof to satisfy Us that:

(1)      the Insured is totally disabled; and
(2)      the total disability has existed for at least 6 consecutive months.

The Disability Waiver Benefit and waiver period are shown on the Data Page. If the Disability Waiver Benefit is in
effect, all benefits included under the policy, excluding optional benefits that are issued as attachments to the policy, shall continue in force. Optional benefits include any benefits attached to the policy as riders.

Premiums waived by the company shall not be deducted from the policy proceeds.

TOTAL DISABILITY.  During the first 24 months of total disability, "total disability" means the Insured is unable to perform the substantial and material duties of his or her job due to sickness or accidental bodily injury.

After the first 24 months of total  disability,  "total  disability"  means the  Insured,  due to sickness  or  accidental bodily injury,  is unable to perform any of the  substantial  and material  duties of his or her job, or any other job for which the Insured becomes reasonably suited by education, training or experience.

In addition, the permanent:

(1)      loss of the entire sight of both eyes;
(2)      severance of both hands at or above the wrist;
(3)      severance of both feet at or above the ankle; or
(4)      severance of both one hand at or above the wrist and one foot at or above the ankle is considered total disability.

WRITTEN NOTICE OF CLAIMS.    Our Home Office must receive Your written claim for Disability Waiver of Premium:

(1)      while the Insured lives;
(2)      during the disability waiver period;
(3)      while the Insured's total disability continues; and
(1)      not later than 1 year after the expiry of the grace period, unless You can show that a later claim was made as soon as was reasonably possible.

We will not waive a past  premium due more than 1 year before We receive the written  claim.  If total  disability  begins during the grace  period,  a premium  sufficient  to cover the Monthly  Deduction  for the grace period must be paid to Us before any premiums will be waived.

PROOF OF TOTAL  DISABILITY  AND  CONTINUANCE.  After  receipt of a claim,  We can demand  proof that the total  disability exists  and  continues,  but We cannot do so more often than once a year  after 1 year of  continuous  disability.  We may require that a doctor  selected by Us make a physical  examination  of the  Insured.  We will not waive any premium if the
Insured:

       (1)    fails to furnish proof of total disability within a reasonable time; or
       (2)    refuses to be examined.

LIMITATIONS OF COVERAGE.   Disability  Waiver of Premium will not be granted if total disability begins:

(1)      while the Policy is not in force;
(2)      after the Policy lapses;
(3)      after the disability waiver period has expired.

RISKS NOT ASSUMED.  Disability Waiver of Premium will not be granted if total disability  existed on or before the Date of
Issue of this rider;  or if it is a direct or indirect result of:

(1)      attempted intentional self-destruction or self-mutilation, whether the Insured was sane or insane;
(2)      any act attributed to riot or war, declared or undeclared, whether or not the Insured is in military service;
(3)      the  voluntary or  involuntary  administration,  taking,  or injection of a drug,  sedative,  or narcotic  unless administered by and taken when and as prescribed by a physician; or
(4)      injury, disease, or infection that existed or occurred before the Date of Issue unless disclosed          in the
              Application for this rider or disclosed in the  application  for an increase in Specified  Amount while this rider is in effect.

TERMINATION.    This rider will terminate on the first to occur of:

(1)      the date the grace period for the Policy expires;
(2)      the date the Policy matures, expires, or is surrendered; or
(3)      at the end of the disability waiver period.

At Your Written  Request,  We will  terminate  this rider.  You must return the Policy to Us for  endorsement.  This rider will terminate on the Monthly  Deduction Date that coincides with or next follows the receipt,  at Our Home Office, of the request to terminate  this rider.  After the date this rider  terminates,  the Cost of Insurance for this rider's  benefit will no longer be included in the Monthly Deduction.

COST OF  BENEFIT.  The Cost of  Insurance  for the  Disability  Waiver  of  Premium  Benefit  is  determined  on a monthly basis.  The Cost of Insurance for a Policy month is calculated as (a) multiplied by (b) where:

(a)      is the Monthly Cost of Insurance Rate for the Waiver of Premium Benefit shown on the Data Page; and
(b)      is the Disability Waiver of Premium Benefit divided by 100.

The Cost of  Insurance  Rate for this  benefit is based on the age,  sex and rate class of the  Insured.  The cost of this benefit will be included in the Monthly Deduction on each Monthly Deduction Date on which this rider is in force.

This rider is a part of the Policy to which it is attached  (the  "Policy").  All terms and  provisions of the Policy that apply will be construed to be part of this rider.

Signed for Us at Galveston, Texas.

                      J. Mark Flippin                                   G.R. Ferdinandsten

                         Secretary                                          President